Exhibit 99.3

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Relations Contact

Pam Erickson

617-296-6080

pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact

Brett Goodman

646-521-4406

brett.goodman@etrade.com

E*TRADE FINANCIAL CORPORATION REPORTS MONTHLY ACTIVITY FOR MAY 2009; PROVIDES UPDATES TO LOAN DELINQUENCIES AND CERTAIN FINANCIAL AND BALANCE SHEET METRICS

New York, June 17, 2009 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) today released its Monthly Activity Report for May and provided an intra-quarter update on its loan portfolio delinquencies and certain key financial and balance sheet metrics.

The Company ended May with record total accounts of more than 4.5 million, which included record brokerage accounts of more than 2.7 million. This included gross new brokerage accounts of 43,000 and net new brokerage accounts of 23,000. Total Daily Average Revenue Trades (“DARTs”) for May were 239,439 – an increase of 4 percent from April and 34 percent from the year ago period. The Company reported approximately 220,000 DARTs for June month to date (as of June 12), with second-quarter DARTs on track to be approximately 15 percent higher than the prior quarter.

Asset flows continued to be positive, as the Company realized $500 million in net new customer assets during May, marking the eighth consecutive month of positive inflows. Total customer cash and deposits (including brokerage-related cash) decreased slightly during the month, while total customer assets increased 5.8 percent. Customers were net buyers of more than $450 million in securities during the month.

The Company also provided an update concerning delinquencies in its loan portfolio. Special mention delinquencies (30 to 89 days delinquent) for its home equity portfolio, which represents the Company’s greatest exposure to loan losses, declined 10 percent from March 31 to May 31. Home equity “at risk” delinquencies (30 to 179 days delinquent) declined 14 percent from March 31 to May 31. Total special mention delinquencies for the Company’s loan portfolio, which includes one- to four-family, home equity and consumer and other loans, declined by 7 percent quarter to date as of May 31, 2009.

Detailed information concerning loan delinquencies is provided in table form on page 4 of this release.

The Company also provided an update to certain key financial and balance sheet metrics through the first two months of the second quarter of 2009, as well as certain forecasts for the second quarter 2009 results. The Company cautions that this data is preliminary as of June 12, 2009 and subject to change.

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E*TRADE FINANCIAL Monthly Activity Report for May 2009, Page 2

April and May Quarter-to-Date Results

•	Total Net Revenue of $448 million

•	Commission, Fees and Other Revenue of $165 million

•	Operating Expense of $192 million

May Bank Capital Metrics (as of May 31, 2009)

•	Bank Tier-1 and risk-based capital ratios of 6.07% and 12.75%, respectively

•	Bank excess risk-based capital (excess to the regulatory well-capitalized threshold) of $644 million

•	Bank Tier-1 capital to risk-weighted assets ratio of 11.46%

Net revenue totaled $448 million for April and May, inclusive of gains on the sale of agency mortgage-backed securities of $54 million. Commission, fees and other revenue totaled just over $165 million, and operating expenses totaled just over $192 million for April and May.

The Company also forecasted a range for loan loss provision and expected net charge-offs for the full second quarter:

•	Estimated provision for loan losses of $375 million to $450 million

•	Estimated net charge-offs of $375 million to $400 million

The estimated range for net charge-offs and provision expenses are based on a combination of actual data from the Company’s loan servicers through the second month of the quarter, a forecast for loan charge-offs and recoveries for the month ended June 30, 2009, and an updated loan loss forecast as of April 30, 2009, following the Company’s standard quarterly procedures. The forecast is based on actual loan delinquencies through April 30, 2009, and model calibration for delinquency roll rates was based on results as of the same period. The Company’s methodology for estimating allowance for loan losses is more fully described in E*TRADE FINANCIAL’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, and the Company’s Current Report on Form 8-K filed May 14, 2009.

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E*TRADE FINANCIAL Monthly Activity Report for May 2009, Page 3

Monthly Activity Data

	May-09	Apr-09	May-08(1)	% Chg. M/M	% Chg. Y/Y

Trading days	20.0	21.0	21.0	N.M.	N.M.

Daily Average Revenue Trades	239,439	230,345	178,279	3.9%	34.3%

Gross new brokerage accounts	43,402	56,000	37,553	(22.5)%	15.6%
Gross new stock plan accounts	16,611	12,213	21,562	36.0%	(23.0)%
Gross new banking accounts	4,865	7,411	18,869	(34.4)%	(74.2)%

Total gross new accounts	64,878	75,624	77,984	(14.2)%	(16.8)%

Net new brokerage accounts	23,030	32,550	16,221	N.M.	N.M.
Net new stock plan accounts	10,383	3,520	6,264	N.M.	N.M.
Net new banking accounts	(10,307)	(6,677)	2,946	N.M.	N.M.

Net new accounts	23,106	29,393	25,431	N.M.	N.M.

End of period brokerage accounts	2,716,164	2,693,134	2,514,328	0.9%	8.0%
End of period stock plan accounts	1,016,765	1,006,382	1,008,820	1.0%	0.8%
End of period banking accounts	808,815	819,122	802,418	(1.3)%	0.8%

End of period total accounts	4,541,744	4,518,638	4,325,566	0.5%	5.0%

Customer Assets ($MM)
Security holdings	$94,356	$87,096	$141,797	8.3%	(33.5)%
Brokerage related cash	18,267	18,013	17,922	1.4%	1.9%
Other customer cash and deposits	16,170	16,670	16,195	(3.0)%	(0.2)%

Total customer assets	$128,793	$121,779	$175,914	5.8%	(26.8)%

Net new customer assets ($B)	$0.5	$0.3	$1.4	N.M.	N.M.

(1)	These metrics have been re-presented to exclude activity from discontinued operations.

E*TRADE FINANCIAL Monthly Activity Report for May 2009, Page 4

Loan Delinquency Data(1)

	May-09	Apr-09	Mar-09	% Chg. May 09 - Apr 09	% Chg. Apr 09 - Mar 09	QTD % Chg. May 09 - Mar 09

One- to Four-Family ($MM)

Current	$10,564	$10,841	$11,112	(3)%	(2)%	(5)%

30-89 days delinquent	556	581	587	(4)%	(1)%	(5)%
90-179 days delinquent	451	460	453	(2)%	2%	(0)%

Total 30-179 days delinquent	1,007	1,041	1,040	(3)%	0%	(3)%
180+ days delinquent(2)	599	512	429	17%	19%	40%

Total delinquent loans	1,606	1,553	1,469	3%	6%	9%

Gross loans receivable(3)	$12,170	$12,394	$12,581	(2)%	(1)%	(3)%

Home Equity ($MM)

Current	$8,678	$8,825	$8,961	(2)%	(2)%	(3)%

30-89 days delinquent	276	277	305	(0)%	(9)%	(10)%
90-179 days delinquent	284	329	347	(14)%	(5)%	(18)%

Total 30-179 days delinquent	560	606	652	(8)%	(7)%	(14)%
180+ days delinquent(2)	81	81	72	0%	13%	13%

Total delinquent loans	641	687	724	(7)%	(5)%	(11)%

Gross loans receivable(3)	$9,319	$9,512	$9,685	(2)%	(2)%	(4)%

Consumer and Other ($MM)

Current	$2,078	$2,116	$2,157	(2)%	(2)%	(4)%

30-89 days delinquent	32	31	41	3%	(24)%	(22)%
90-179 days delinquent	18	17	8	6%	113%	125%

Total 30-179 days delinquent	50	48	49	4%	(2)%	2%
180+ days delinquent(2)	1	1	1	0%	0%	0%

Total delinquent loans	51	49	50	4%	(2)%	2%

Gross loans receivable(3)	$2,129	$2,165	$2,207	(2)%	(2)%	(4)%

Total Loans Receivable ($MM)

Current	$21,320	$21,782	$22,230	(2)%	(2)%	(4)%

30-89 days delinquent	864	889	933	(3)%	(5)%	(7)%
90-179 days delinquent	753	806	808	(7)%	(0)%	(7)%

Total 30-179 days delinquent	1,617	1,695	1,741	(5)%	(3)%	(7)%
180+ days delinquent(2)	681	594	502	15%	18%	36%

Total delinquent loans	2,298	2,289	2,243	0%	2%	2%

Total gross loans receivable(3)	$23,618	$24,071	$24,473	(2)%	(2)%	(3)%

(1)	Amounts and percentages may not calculate due to rounding.

(2)	Loans that are delinquent for 180+ days have been written down to the estimated current property value.

(3)	Includes unpaid principal balances and premiums (discounts).

E*TRADE FINANCIAL Monthly Activity Report for May 2009, Page 5

Supplemental Metrics

QTD 5/31/2009

Financial Metrics ($ ‘000s)

Net operating interest income	$228,153
Gain on loans and securities, net(1)	54,334
Commission, fees and other revenue(2)	165,088

Total net revenue	$447,575

Operating expense	$192,384

May-09

Balance Sheet Management Metrics ($MM)

E*TRADE Bank Tier 1 Capital ratio(3)	6.07%
E*TRADE Bank Tier 1 Capital to risk weighted assets ratio(3)	11.46%
E*TRADE Bank Risk-based capital ratio(3)	12.75%
E*TRADE Bank excess Tier 1 Capital(3)	$479.6
E*TRADE Bank excess Tier 1 Capital to risk weighted assets(3)	$1,278.0
E*TRADE Bank excess risk-based capital(3)	$644.3

(1)	Gain on loans and securities, net does not reflect other-than-temporary impairment, which is calculated and booked at quarter end. We expect the impairment for Q209 to be consistent with prior quarters.

(2)	Commission, fees and other revenue consists of the commission, fees and service charges, principal transactions and other revenue line items on the consolidated statement of loss.

(3)	Monthly capital metrics are estimates and are prepared on a basis consistent with the capital information in the quarterly regulatory filings.

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provides financial services including trading, investing and related banking products and services to retail investors. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

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Important Notice

E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation. The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Such statements include those relating to the range for loan loss provision and expected net charge-offs and expected impairment for the second quarter of 2009. The uncertainties and risks include, but are not limited to, potential negative regulatory consequences resulting from actions by the OTS or other regulators, potential failure to obtain regulatory and shareholder approval for exchange transactions and related matters. Additional uncertainties and risks affecting the business, financial condition, results of operations and prospects of the Company include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the

E*TRADE FINANCIAL Monthly Activity Report for May 2009, Page 6

development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, including changes to the U.S. Treasury’s Troubled Asset Relief Program, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the “Risk Factors” section our preliminary prospectus supplement dated June 17, 2009 and in the information included or incorporated in the annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by E*TRADE FINANCIAL Corporation with the SEC (including information under the caption “Risk Factors”). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

Proxy Statement. In connection with the Special Meeting of Stockholders, E*TRADE FINANCIAL Corporation is filing a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and expects to file and mail a definitive proxy statement to stockholders as soon as practicable. Stockholders are advised to read the definitive proxy statement because it will contain important information about the proposals to be presented and voted upon. Stockholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by E*TRADE FINANCIAL Corporation for free at the SEC web site at www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from E*TRADE FINANCIAL Corporation, Attn: Corporate Secretary, 135 East 57th Street, New York, New York, 10022.

E*TRADE FINANCIAL Corporation and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Special Meeting of Stockholders. Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.

Registration Statement. The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities Inc. toll-free at 866-430-0686 or Sandler O’Neill & Partners, L.P. toll-free at 866-805-4128.

© 2009 E*TRADE FINANCIAL Corporation. All rights reserved.